Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-291236, 333-278432, 333-261024, 333‑239270, 333-205627 and 333-201337) and Form S-3 (Nos. 333-292492, 333-248466, 333-235500 and 333-217088) of Ideal Power Inc. of our report dated March 27, 2026 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

March 27, 2026

San Jose, California